EXHIBIT 99.5

TPI MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS

Overview of TPI

TPI is a leading provider of fact-based sourcing advisory services dedicated to assisting major corporations and the public sector in reducing costs and increasing efficiency of their information technology and business process operations. TPI is typically engaged by senior executives within these large enterprises to advise on and implement internal initiatives that reduce cost, provide new skills or capabilities, or prepare for future market opportunities such as mergers, divestitures, or new products. TPI provides its clients with operational assessments, strategic planning and contract negotiation services related to outsourcing, insourcing, offshoring and shared services initiatives. In addition, TPI assists in the implementation and governance of existing sourcing arrangements and provides analysis and support to ensure compliance with contractual obligations and return on investment. TPI employs a set of proprietary methodologies and databases in the delivery of its services. TPI does not provide outsourcing, insourcing, shared services or offshoring services and is therefore able to offer objective and independent advice to its clients.

TPI’s clients consist of members of the Forbes Global 2000. These companies generally have revenues exceeding $1 billion and represent a wide variety of industries. During 2006, TPI provided services to 240 clients. TPI estimates that these client engagements related to contracts accounting for approximately 25% of the total contract value (“TCV”) of global commercial outsourcing contracts greater than $50 million awarded. TPI’s revenues consist of professional fees for services rendered to clients plus reimbursement of out-of-pocket expenses. TPI’s revenues have grown at a compound annual rate of 26% from 2002 to 2006.

TPI employs billable advisors that typically have backgrounds with sourcing service providers, consulting or research firms or large organizations where they gained practical experience in implementing and managing sourcing arrangements. TPI’s advisors average 20 years of experience in consulting, financial analysis, contract negotiations and operational service delivery. As of September 30, 2007, TPI employed 369 billable advisors, including Technical Specialists, Analysts, Advisors, Senior Advisors, Project Directors, and Partners who are generally organized into specialist practice groups. TPI also currently employs 90 staff to provide financial, human resource, marketing, information technology, and business operations support.

Factors Affecting TPI’S Operating Results

The sourcing industry has grown significantly over the past two decades as both the private and, more recently, the public sectors have increased their adoption of sourcing programs and the number of service providers and their range of service offerings have expanded. The principal industry trends and growth drivers affecting TPI operations and results are outlined below.

Sourcing Industry Growth:   The strong and consistent growth of the overall sourcing industry, driven by the effects of globalization, increased competition, and labor cost increases and skill shortages in developed markets, continues to be a main growth driver for TPI. The sourcing industry consists principally of outsourced or offshored services related to information technology (“ITO”) and business process operations (“BPO”). IDC, in a report published in April 2007, projects that demand for BPO services will grow during the period 2006 to 2011 from $179 billion to $283 billion, a compounded annual growth rate of 10%. During the same period, IDC projects ITO demand to grow from $467 billion to $620 billion, a compounded annual growth rate of 6%. According to a 2006 McKinsey report, the increase in the demand for offshored BPO and ITO services is expected to grow at an annual pace of 30% from 2005 to 2010. TPI estimates that the number of new sourcing arrangements with TCV greater than $50 million rose from 1,290 ($60.2 billion contract revenues) in 2003 to 1,789 ($69.9 billion contract revenues) for 2006. In addition, TPI estimates that the percentage of companies utilizing independent advisory support services for sourcing arrangements with a TCV greater than $200 million increased from 33% in 2004 to 48% in 2006.

Offshoring:   TPI expects the increasing trend towards utilization of offshore delivery models (through captive centers, joint ventures and outsourcing) to play an increasing role in the growth of demand for TPI’s services. Offshore service providers offer large and medium-sized organizations with access to highly-skilled, cost effective resources in countries such as India, China, the Philippines, Romania, Bulgaria, Poland and Brazil. The increase in the number of offshore service providers (particularly those based in India) and the inherent complexity related to designing and implementing outsourced solutions are also potential long-term drivers of increased demand for TPI’s services.

Business Process Outsourcing:   The demand for sourcing of business processes related to human resources (“HRO”), finance and accounting (“F&A”), procurement and client care have increased significantly over the past five years. IDC estimates that the overall market for BPO is expected to increase at an annual compound rate of 10%.

Knowledge Process Outsourcing (“KPO”):   KPO encompasses the outsourcing of certain expert knowledge-intensive work such as research, engineering, clinical trials, marketing/advertising and legal services. Certain companies challenged by high labor costs and lack of available skilled resources have increasingly adopted KPO solutions. KPO is an emerging trend that offers growth potential for TPI in the future.

Service Management and Governance Services (“SM&G”):   According to McKinsey & Company, historically approximately half of all outsourcing transactions fail to fully realize expected cost or efficiency targets. Increasingly, companies are focused on optimizing their transition and post-transaction management of sourcing relationships. This has translated into a demand for TPI’s SM&G services. In addition, as companies accelerate the use of “multi-sourcing” strategies (employing multiple service providers as part of a portfolio approach towards their service delivery needs), the demand for expert operational, contractual and financial management and governance across the service delivery spectrum is required, providing an opportunity for TPI.

Industry and Middle-Market Expansion:   The majority of TPI revenues have historically come from the financial services and manufacturing industries. Over the past several years, TPI has experienced increasing demand for sourcing related services in the healthcare, media and energy industries, as well as in the public sector. Recently, an increased interest in sourcing solutions in the public sector has resulted in new contracts for TPI services. Based on this experience, TPI believes that demand from mid-sized companies ($500 million to $1 billion annual revenues) for sourcing services will increase as these companies seek to gain the greater operating efficiencies and cost control previously achieved by larger companies.

Service Provider Contract Lengths:   TPI expects that the number of outsourcing contracts with a TCV above $50 million that expire and need to be renegotiated will increase from 154 with (a value of $33 billion) in 2007 to 241 (with a value of $81 billion) in 2010. This will be driven both by the continued growth in underlying demand for sourcing services and the trend toward shorter contract durations. As companies gain more experience and sophistication with sourcing arrangements, contract durations and TCV have been trending downward. This trend has resulted in an increase in the absolute number of transactions (new contracts, remediation and renegotiations) that benefit from the use of reference data and sourcing expertise provided by sourcing advisors.

New Geographies:   Sourcing strategies have been employed by U.S.-based companies extensively for some time to lower costs and improve service levels. Increasingly, companies based outside the U.S. have begun to adopt sourcing strategies. According to the TPI Index, during 2006, European companies negotiated 157 sourcing transactions with TCV greater than $50 million, up from 80 such transactions in 2002. TPI management expects Asian companies to progressively increase the use of sourcing arrangements. From 2006 to 2011, IDC estimates that the market for BPO services will grow in Europe and Asia-Pacific at a compound annual growth rate of 13% and 15%, respectively. Over the same time period, IDC forecasts the market for ITO services to increase 7% and 5% in Europe and Asia-Pacific, respectively.

Expanding Use of Expert Advisors:   The increased number of available sourcing services and service providers has made implementing sourcing programs more complex. Furthermore, corporations are increasingly employing the use of “multi-sourcing,” or a portfolio of third-party service providers and programs for regularly renewing incumbent relationships. As a result of these trends, organizations are increasingly seeking the assistance of independent advisors to guide them through all phases of the sourcing lifecycle, especially for large, complex transactions. TPI believes this represents a potential source of additional recurring demand for its services.

Infrastructure Investments:   Over the past several years, the sourcing industry has increasingly become more global and mature in terms of service offerings and providers. To position TPI to capitalize on these trends, during 2005 and 2006, TPI developed products and services, launched new offices in Europe and Asia-Pacific, and implemented upgraded client and sales force management and financial systems. In addition, TPI has substantially expanded its brand-building and marketing activities. TPI management believes these investments have positioned TPI to leverage its current market position and grow more cost-efficiently in future periods; however, additional investments may be required to support current and emerging trends.

Financial Operations Overview

A description of the components of TPI revenue and costs appears below followed by a discussion of TPI’s financial condition and results of operations comparing the fiscal years ended December 31, 2006, December 31, 2005 and December 31, 2004, as well as the nine months ended September 30, 2007 and September 30, 2006. You should consider these components when reviewing TPI’s consolidated financial statements and this discussion. You should read this section together with TPI’s consolidated financial statements including the notes to those statements for the periods mentioned above.

Revenue

Revenues are generally derived from engagements priced on a time and materials basis. Revenues are recorded based on actual time worked and are recognized as the services are performed. Revenues related to materials (mainly out-of -pocket expenses such as airfare, lodging and meals) required during an engagement generally do not include a profit mark-up and can be charged and reimbursed discretely or as part of the overall fee structure. Invoices are issued to clients monthly. Standard terms of payment are net 30 days, and provisions for doubtful accounts are made based on specific management estimates. TPI engagements are occasionally conducted on a fixed price basis, typically in conjunction with smaller engagements related to market comparisons and benchmarks of costs and service levels. In the first nine months of 2007, 7% of total TPI revenues were contracted on a fixed price basis (the comparable figure for 2006 was 6%).

Operating Expenses

Approximately three-quarters of TPI’s operating expenses are attributable to compensation, benefits and payroll taxes. Other significant costs include information technology, sales, marketing and communications expenses, travel and lodging, facilities and general administrative costs. A description of principal cost elements follows.

Direct Costs:   Direct costs relate to the delivery of TPI services to clients, and consist primarily of salaries, bonuses, payroll taxes and benefits for revenue-generating professionals as well as fees paid to independent subcontractors. Compensation costs consist of a mix of fixed and variable salaries, annual bonuses, benefits and pension plan contributions. Bonus compensation is tied to annual company and individual performance targets, and is accrued monthly throughout the year based on management estimates of target achievement. Statutory and elective pension plans are offered to employees in each country. Direct costs also include employee taxes, health insurance, workers compensation and disability insurance.

A portion of compensation expenses for certain billable employees are allocated between direct costs and selling and general and administrative costs based on relative time spent between billable and non-billable activities.

Selling and General and Administrative (“SG&A”) Expenses:   TPI’s SG&A expenses consist of sales and marketing costs, training and professional development programs, and general and administrative expenses.

Sales and marketing costs consist principally of compensation expense related to business development, proposal preparation and delivery and negotiation of new client contracts. Costs also include travel expenses relating to the pursuit of sales opportunities, expenses relating to hosting periodic client conferences, public relations activities, participation in industry conferences, industry relations, web site maintenance and business intelligence activities. TPI maintains a dedicated global marketing function responsible for developing and managing sales campaigns, brand promotion, the TPI Index and assembling proposals.

TPI maintains a comprehensive program for training and professional development. Related expenses include product training, updates on new service offerings or methodologies, and development of client project management skills. In addition, TPI holds periodic employee conferences in order to conduct internal training, facilitate networking and recognize promotions and superior performance. Also included in training and professional development are expenses associated with the development, enhancement and maintenance of our proprietary methodologies and tools and the systems that support them.

General and administrative expenses consist principally of executive management compensation, allocations of billable employee compensation related to general management activities, IT infrastructure, and costs for the finance, accounting, information technology and human resource functions. General and administrative costs also reflect continued investment associated with implementing and operating client and employee management systems. Inasmuch as TPI billable personnel operate primarily on client premises, all occupancy expenses are recorded as general and administrative.

Depreciation and Amortization Expense

TPI’s fixed assets consist of furniture, fixtures, equipment (mainly personal computers) and leasehold improvements. Depreciation expense is generally computed by applying the straight-line method over the estimated useful lives of assets. TPI also capitalizes some costs associated with the purchase and development of internal-use software, system conversions and website development costs. These costs are amortized over the estimated useful life of the software or system.

TPI amortizes its intangible assets (e.g. client relationships and databases) over their estimated useful lives. Goodwill related to acquisitions is not amortized and is subject to annual impairment testing.

Other Income (Expense), Net

Other income (expense) consists of the sum of interest income, interest expense and foreign currency transaction gains or losses.

Foreign Exchange

TPI generates revenue and incurs expenses in several different currencies. TPI does not operate in any countries subject to hyper-inflationary accounting treatment. TPI’s most common transaction currencies are the U.S. Dollar, the British Pound, the Euro, and the Australian Dollar. For each of TPI’s foreign subsidiaries, the functional currency is the local currency and operating results are translated into the U.S. Dollar (TPI’s reporting currency) using the actual exchange rates in effect during the year. Since both the revenue and related expenses of TPI’s foreign subsidiaries are typically denominated in the same local currencies, exchange rate fluctuations between these local currencies and other currencies do not typically expose TPI to a significant amount of foreign currency transaction risk. However, because of its foreign operations, TPI’s reported financial results are subject to foreign currency translation impacts.

Income Tax Expense

TPI accounts for federal, state and foreign income taxes in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 109, Accounting for Income Taxes. TPI’s effective tax rate varies from period to period based on the mix of earnings among the various tax jurisdictions in which business is conducted and the level of non-deductible expenses incurred in any given period.

Results of Operations—Nine Month Period Ending September 30, 2007 Compared to September 30, 2006

During the first nine months of 2007, TPI experienced strong underlying demand for sourcing services in all of its geographies. Areas of particular strength included SM&G and strategy and assessment engagements in the Americas as well as ITO services in both Europe and Asia-Pacific. During the first half of 2006, TPI concluded an extraordinarily large and unique ITO renegotiation for its largest client, which contributed significantly to operating results during that period. There was no equivalent counterpart to this engagement during 2007. During the first nine months of 2007, TPI conducted 471 engagements, and had a billable headcount of 369 at September 30, 2007. TPI also currently employs 90 staff to provide financial, human resource, marketing, information technology and business operations support.

Operating income in the first nine months of 2007 was $11.8 million, representing an increase of $1.8 million (+ 18.1%) from $10 million for the same period in 2006. Earnings before interest, depreciation and amortization and income taxes (“EBITDA” as defined in note 2 to TPI’s Selected Consolidated Historical Financial Data) increased $2.6 million to $13.8 million, from $11.2 million for the prior period. Principal contributors to the variance in EBITDA and operating income are outlined below:

•                  Higher revenues in SM&G and strategy and assessment engagements in the Americas as well as ITO services in both Europe and Asia-Pacific, and SG&A cost containment actions, contributed $5.7 million in additional operating income and EBITDA during the first nine months of 2007, compared with the same period in 2006;

•                  Operating income and EBITDA for the first nine months of 2006 included approximately $2.3 million related to an extraordinarily large and unique ITO renegotiation for TPI’s largest client, which had no 2007 counterpart;

•                  Operating income and EBITDA for the first nine months of 2007 included severance charges of $1.1 million, initiated to reduce TPI’s ongoing cost structure, compared with $0.2 million in the first nine months of 2006;

•                  Operating income and EBITDA for the first nine months of 2007 included an investment of approximately $0.9 million related to the start-up of TPI offices in Japan and Sweden, as well as the launch of TPI’s public sector practice. These investments had no 2006 counterpart;

•                  During the first nine months of 2007, TPI recorded $0.6 million of transaction expenses attributable to the proposed acquisition by ISG. During the first nine months of 2006, TPI incurred approximately $0.8 million in transaction costs related to a merger not ultimately consummated.

Included in the first nine months of 2007 EBITDA and operating income is approximately $2.4 million in salaries, benefits and other costs associated with employees who were or will be severed or are subject to salary reductions in connection with the acquisition of TPI by ISG. The comparable figure for first nine months of 2006 aggregated $2.7 million. See Unaudited Proforma Condensed Financial Statements footnote “K”.

See “TPI Selected Consolidated Historical Financial Data” for reconciliation of the non U.S. generally accepted accounting principles operating performance measure EBITDA to Net Income.

Revenue

Revenue in the first nine months of 2007 totaled $129.5 million, an increase of $6.2 million from $123.3 million in the first nine months of 2006. During the first nine months of 2007, TPI experienced increased global demand for its strategy and assessment services, SM&G services, and consulting and analytic support (up $7.4 million, $3.1 million, and $4.7 million year over year, respectively). These increases were primarily related to the technology and human resources practices, and reflect a heightened demand from clients for comprehensive sourcing strategy development and ongoing post-transaction support. Strong underlying growth in the first nine months of 2007 was partially offset by revenues ($10.7 million) related to an extraordinarily large and unique IT renegotiation for TPI’s largest client that concluded during the first half of 2006, which had no equivalent counterpart during 2007.

From a geographic perspective, TPI’s first nine months of 2007 revenues grew 22% to $42.2 million in Europe and 8% to $8.6 million in Asia-Pacific, reflecting the continuing expansion of the sourcing markets in these regions. In North America, TPI’s first nine months of 2007 revenues were down 2% year over year to $78.7 million, from $80.7 million, primarily as a result of the previously discussed impact of a $10.7 million ITO renegotiation completed during 2006. Before the impact of this extraordinarily large and unique transaction during the first nine months of 2006, North American revenues were up 13%, during the first nine months of 2007, primarily as a result of higher demand for services for Strategy and Assessment, SM&G services, HRO services and from financial services clients (up 23%, 16%, 13% and 108%, respectively).

Globally, client engagements in the media and entertainment, energy, health care, and financial services sectors increased significantly over the same period in 2006. Full-time billable employees increased from 342 at September 30, 2006 to 369 at September 30, 2007. During the first nine months of 2007, TPI opened new operations in Japan and Sweden, which contributed $0.9 million in revenue during the first nine months of 2007.

Operating Expenses

Direct Costs:   Direct costs increased 7% to $77.5 million during the first nine months of 2007 compared to $72.2 million in the nine months of 2006. The increase in direct costs was primarily attributable to higher staffing levels necessary to support revenue growth and costs associated with the launch of TPI’s services in Sweden, Japan and the public sector.

Selling and General and Administrative Expenses:   SG&A expenses aggregated $38.6 million during the first nine months of 2007, a decrease of $0.8 million or 2% from $39.4 million during the same 2006 period. The principal increases and decreases in SG&A expenses during the first nine months of 2007 compared with the first nine months of 2006 are outlined below:

•                  Selling and marketing expenses increased approximately $1.8 million primarily as a result of business development activities in Japan and Sweden, as well as the development of new markets in the public sector and SM&G service areas. Marketing-related costs attributable to global new business generation, proposal development, industry relations and contract negotiation also increased over the same period in 2006. Higher travel and lodging costs and the implementation of TPI’s sales management system also resulted in increased costs in the first nine months of 2007;

•                  Expenses for training and professional development decreased $2.7 million as a result of increased efficiencies in the planning and execution of training-related events;

•                  General and administrative expenses were essentially unchanged as reductions in salary costs attributable to headcount reductions and lower variable compensation, lower external consulting expenses, professional fees and reduced bad debt expense, were offset by higher severance and international recruiting costs. During the first nine months of 2007, TPI recorded severance charges totaling $1.1 million, compared with $0.2 million in the same period in 2006.

Depreciation and Amortization Expense

During the first nine months of 2007, depreciation and amortization expense was $1.6 million, a decrease of $0.2 million from $1.8 million during the same prior year period. This reduction was principally related to a decrease in amortization of intangible assets related to the 2005 acquisition of Scott Gildner and Associates.

Other Income (Expense), Net

During the first nine months of 2007, other expense, net, totaled $2.2 million, a decrease of $1.3 million from $3.5 million during the same prior year period. During the second quarter of 2006, TPI amended its credit agreements which resulted in a non-cash charge of $0.5 million to expense certain deferred financing costs. Interest expense was $0.1 million lower during the first nine months of 2007 as a result of lower debt balances. In addition, interest income increased $0.2 million for the first nine months of 2007 compared with the same period in 2006. During the first nine months of 2007, foreign currency gains totaled $0.3 million, an increase of $0.4 million from the $0.1 million foreign currency loss during the same period in 2006.

Income Tax Expense (Benefit)

Income tax expense increased $1.4 million to $4.0 million for the first nine months of 2007 from $2.6 million for the comparable 2006 period. During the first nine months of 2006, TPI’s income tax liability was reduced by the application of foreign tax credits with less corresponding benefit in the first nine months of 2007. In addition, during the first nine months of 2007 TPI recorded higher tax provisions as a result of higher income. TPI’s effective tax rate for the first nine months of 2007 is 41.4% as compared to the effective tax rate of 40.0% in the first nine months of 2006.

Results of Operations—The Year Ended December 31, 2006 Compared to the Year Ended December 31, 2005

During 2006, TPI’s revenues grew at a double-digit rate resulting from strong demand for ITO services in Europe and a doubling of Asia-Pacific revenues in 2006, the full-year impact of the June 2005 acquisition of Gildner and Associates, and ITO contract renegotiations for TPI’s largest client. Active client engagements numbered 479, compared with 366 during 2005, and our billable headcount at the end of the period increased 14 during 2006 to 344, compared with 330 as of December 31, 2005.

Operating income in 2006 was $12.9 million, a decrease of $2.5 million from $15.4 million over the same period in 2005. EBITDA and operating income declined $1.7 million from $16.9 million in 2005 to $15.2 million in 2006. The decrease in profitability in 2006 was principally attributable to increases in costs, including the restructuring of U.S. compensation plans, the timing of the redeployment of billable staff following the successful conclusion of an extraordinarily large and unique ITO contract renegotiation for TPI’s largest client and the impact of a merger that was not consummated. TPI’s operating income and EBITDA in 2006 included $0.8 million of professional fees attributable to the merger that was not consummated, as well as severance costs of $0.6 million related to reducing administrative costs.

EBITDA and operating income for 2006 includes approximately $2.5 million in salaries and benefits associated with executives who were or will be severed or are subject to salary reductions in connection with the acquisition of TPI by ISG.

Revenue

Revenue in 2006 totaled $161.5 million, a $15.4 million, or 11%, increase compared to $146.1 million in 2005. The principal drivers for the higher revenue levels were a $9.7 million increase in European revenue driven by strong demand for ITO and F&A services, and a $4.7 million increase in revenues from Asia-Pacific (particularly Australia). In North America, revenues were up $1 million as strong demand for ongoing SM&G related services more than offset the impact of the timing of ITO contract renegotiations related to TPI’s largest client during 2005 which were negotiated throughout 2005 and concluded during the first half of 2006. TPI undertook 479 client engagements during 2006, up from 366 engagements during 2005. Full-time billable advisors employees increased from 330 at December 31, 2005 to 344 at December 31, 2006.

Operating Expenses

Direct Costs:   Direct costs in 2006 totaled $95.6 million, an increase of $11.9 million, or 14.2%, from $83.7 million in 2005. Direct costs increased as a result of higher compensation costs in North America attributable to a change in the structure of compensation plans required to attract and retain personnel, and the net increase of 14 new direct staff in 2006 to support higher revenues. Direct costs were also unfavorably impacted in 2006 by the short term requirement to use premium cost resources to support rapid business expansion in Europe.

Selling and General and Administrative Expenses:   SG&A expenses totaled $50.6 million during 2006, an increase of $5.5 million, or 12%, over $45.1 million in 2005. The principal increases and decreases in SG&A expenses during 2006 compared with 2005 follow:

•                  Training and professional development expenses increased $2.2 million during 2006 compared to 2005 due primarily to higher costs (of $1.9 million) of training programs offered as well as costs (of $0.3 million) related to holding two, instead of one, global employee conference during the year.

•                  Sales and marketing expenses increased $1.7 million in 2006 compared to 2005 due to investments in product and brand development, a client management system, a refresh of TPI’s web site and the hiring of a public relations firm as well as seven additional staff added to marketing associated with the creation of TPI’s centralized marketing function discussed previously.

•                  Professional fees of $0.8 million were incurred in 2006 related to the merger that was not consummated.

•                  Additional expenses of $0.7 million were incurred during 2006 related to severance actions of $0.6 million initiated during the fourth quarter to reduce certain ongoing administrative costs, and the expansion of TPI’s Bangalore, India office to accommodate certain administrative functions.

Depreciation and Amortization Expense

During 2006, depreciation and amortization expenses increased $0.5 million to $2.4 million compared with $1.9 million during 2005. The principal drivers for the increase were $0.2 million in incremental software depreciation, and intangible asset amortization of $0.3 million related to the June 2005 acquisition of Gildner and Associates, Inc.

Other Income (Expense), Net

Other expense, net, totaled $4.4 million during 2006, an increase of $0.6 million, or 16%, compared with $3.8 million during 2005. The increase was primarily related to the write-off of previously capitalized deferred financing charges resulting from the renegotiation of TPI’s credit agreement.

Income Tax Expense (Benefit)

Income tax expense decreased $1.7 million, or 33%, from $5.2 million during 2005 to $3.5 million during 2006 due principally to TPI’s lower income. The effective tax rate for 2006 was 40.0% compared with 44.0% for 2005. This rate differential was primarily the result of the release of a valuation allowance attributable to foreign tax credits generated in 2005 for which benefit was not recognized until utilized in 2006. A complete analysis of TPI’s effective tax rates for 2006, 2005 and 2004 is presented in Note 9 to TPI’s consolidated financial statements.

Results of Operations—The Year Ended December 31, 2005 Compared to the Year Ended December 31, 2004

Revenues during 2005 aggregated $146.1 million, up 50%, from 2004. Demand for ITO, BPO and HRO services in North America increased by $24.1 million (37%). Revenues in Europe grew $21.7 million (141%) from 2004 to 2005, primarily related to new ITO and BPO transaction volumes. Active client engagements numbered 366 in 2005 up from 257 during 2004. TPI’s billable headcount increased from 236 at December 31, 2004 to 330 at December 31, 2005.

Operating income in 2005 totaled $15.4 million, an increase of $7.7 million from $7.7 million in 2004. EBITDA increased $8.1 million from $8.8 million in 2004 to $16.9 million in 2005. TPI’s higher profitability in 2005 compared with 2004 was principally attributable to organic revenue growth and the acquisition of Gildner and Associates which is discussed in more detail below. TPI’s operating income and EBITDA in 2004 included $1.1 million in professional fees and other costs related to the June 2004 purchase of a controlling interest in TPI by MCP-TPI Holdings, LLC, as more fully discussed in Note 1 to TPI’s consolidated financial statements.

Revenue

Revenue increased $49.0 million, or 50%, from $97.1 million in 2004 to $146.1 million in 2005. North American revenues were up $27.5 million principally due to increased revenues from TPI’s largest global client which were due in large part to an extraordinarily large and unique ITO contract renegotiation ($13 million), and strong market demand for BPO services ($10.5 million) resulting in part from the June 2005 acquisition of Gildner and Associates, Inc. Revenues in the European region increased $21.7 million driven by demand for ITO services from the financial services and industrial sectors and strong broad based growth for BPO services.

Operating Expenses

Direct Costs:   Direct costs increased $25.2 million, or 43%, to $83.7 million during 2005 from $58.5 million during 2004, driven primarily by the addition of 94 billable personnel during 2005 required to support higher revenues.

Selling and General and Administrative Expenses:   SG&A expenses totaled $45.1 million during 2005, an increase of $14.9 million, or 49%, from $30.2 million in 2004. The principal increases and decreases in SG&A expenses during 2005 compared with 2004 follow:

•                  General and administrative expenses increased to $31.6 million in 2005, up $8.9 million from in 2004. The increase was due primarily to higher corporate staffing levels and increased time allocated by billable personnel required to manage the large increase in billable staff discussed above;

•                  Training and professional development expenses increased $2.7 million during 2005 as compared to 2004 due primarily to higher staffing levels and investments made in refreshing and enhancing certain product and service methodologies;

•                  New staff and increased time allocated by billable personnel were added during 2005 to support marketing-related activities resulted in $2.5 million in incremental cost compared with 2004;

•                  TPI’s entry into the German market during 2005 resulted in $0.4 million in incremental expense compared with 2004;

•                  Industry conference sponsorships increased $0.3 million from 2004 to 2005;

•                  Professional fees totaling $0.3 million were incurred in 2005 related to the planned merger with another sourcing advisory firm which was ultimately not consummated.

Depreciation and Amortization Expense

During 2005, depreciation and amortization expense increased $1.1 million to $1.9 million from $0.8 million in 2004. The principal driver was a $0.7 million increase in the amortization of intangible assets (principally client relations and data bases) attributable to the June 2005 acquisition of Gildner and Associates, Inc.

Other Income (Expense), Net

Other expense, net, totaled $3.8 million in 2005, an increase of $2.5 million from $1.3 million in 2004. The increase in 2005 was primarily due to the full year effect of interest expense resulting from a recapitalization related to the June 2004 purchase of a controlling interest in TPI by MCP-TPI Holdings, LLC. As part of the transaction, TPI’s long and short term debt was significantly increased resulting in higher ($1.8 million) borrowing costs during 2005.

Income Tax Expense (Benefit)

Income tax expense increased $3.4 million to $5.2 million during 2005 from $1.8 million in 2004. The principal reasons for the increase in tax expense were higher income in 2005 and the effect of TPI’s June 2004 conversion from an S-Corporation to a C-Corporation filing status. As a C-Corporation, TPI assumed responsibility for filing and paying Federal and State income taxes. The conversion was necessitated by the purchase of a controlling interest in TPI by MCP-TPI Holdings, LLC. TPI’s effective tax rate for 2005 was 44.0% compared with 28.4% during 2004. The principal drivers for the increase included (1) a reversal of a Statement of Financial Accounting Standards No. 5 “Accounting for Contingencies” tax reserve in 2004, (2) higher non-deductible expenses in 2005 driven by a rapid expansion in TPI’s employee count, (3) increased state income taxes in 2005 associated with TPI’s June 2004 conversion to a C-Corporation and (4) changes in recognition of benefits for foreign tax credits. A complete analysis of TPI’s effective tax rates for 2006, 2005 and 2004 is presented in Note 9 to TPI’s consolidated financial statements.

Liquidity and Capital Resources

TPI’s primary sources of liquidity are cash flows from operations, existing cash and cash equivalents. In addition, TPI maintains senior secured debt facilities consisting of term loans and a revolving credit line. Operating assets and liabilities consist primarily of receivables from billed and unbilled services, accounts payable, accrued expenses, and accrued payroll and related benefits. The volume of billings and timing of collections and payments affect these account balances.

Nine Month Period Ending September 30, 2007 Compared to September 30, 2006

Cash (used in) provided by operating activities totaled ($7.5 million) for the nine months ended September 30, 2007 compared to $0.1 million for the nine months ended September 30, 2006. The higher usage of cash during the first nine months of 2007 was primarily due to an increase in accounts receivable balances ($11.4 million) resulting from greater revenues and the timing of receipts from three major clients, a decrease in non-cash charges aggregating $1.1 million primarily related to expensing certain deferred financing costs recorded during 2006 which had no 2007 counterpart ($0.5 million), and lower bad debt expense in 2007 ($0.3 million). Higher net income ($1.7 million), lower compensation related accruals ($2.1 million), and favorable timing changes in prepayments and trade accounts payable ($1.0 million) for the first nine months of 2007 compared to the first nine months of 2006 partially offset the items noted above.

Cash used by investing activities totaled $1.0 million in the first nine months of 2007, compared with $0.5 million in the first nine months of 2006. The $0.5 million increase was attributable to cash received from the release of letter of credit deposits ($0.3 million) during the second quarter of 2006 and higher purchases of property and equipment ($0.1 million) during the first nine months of 2007.

TPI’s financing activities have consisted principally of borrowings and repayments under the debt arrangements discussed above. Cash provided by financing activities aggregated $1.9 million in the first nine months of 2007, which consisted of $2.6 million in borrowings offset by principal payments of $4.5 million. During the first nine months of 2006, cash provided by financing activities totaled $2.6 million, which consisted of $4.7 million in borrowings offset by principal payments of $3.7 million. In addition, in the first quarter of 2006, TPI received contributed capital from MCP-TPI Holdings in the amount of $1.7 million in connection with the liquidation of a joint venture.

The Year Ended December 31, 2006 Compared to the Year Ended December 31, 2005

Cash provided by operating activities totaled $3.4 million for 2006, a decrease of $2.5 million from $5.9 million in 2005. The decrease in cash generated from 2005 to 2006 is attributable primarily to lower net income ($1.4 million), higher accounts receivable balances ($0.5 million) resulting from increased revenues, the one-time payment of $5.6 million in the first half of 2006 related to accrued 2005 advisor salaries discussed previously, and a $0.2 million decrease in deferred revenue. Items that partially offset these decreases in cash provided by operating activities primarily included: a decrease in prepaid expenses of $1.4 million reflecting the timing of corporate tax payments, an increase in accounts payable related to international value-added taxes (VAT), and a $0.5 million non-cash loss on the extinguishment of debt. Details of the extinguishment are included in Note 2 to TPI’s consolidated financial statements.

Cash used by investing activities totaled $0.8 million in 2006, a decrease of $4.7 million from $5.5 million in 2005. Purchases of property and equipment aggregated $1.2 million and $2.2 million during 2006 and 2005, respectively. Included in 2005 were payments of $1.0 million related to the implementation of upgraded financial systems, and $3.2 million for cash consideration associated with the acquisition of Gildner and Associates, Inc. During 2006, $0.4 million in cash was provided through a release of a 2004 letter of credit relating to TPI’s expansion in Europe.

Cash provided by financing activities aggregated $0.3 million in 2006, which consisted of $4.7 million in borrowings offset by principal payments of $6.0 million. During 2006, TPI also received contributed capital from MCP-TPI Holdings, LLC in the amount of $1.7 million in connection with the liquidation of a joint venture. In 2005, cash provided by financing activities totaled $0.7 million, which consisted of

$3.0 million in borrowings offset by principal payments of $2.3 million.

The Year Ended December 31, 2005 Compared to the Year Ended December 31, 2004

Cash provided by operating activities totaled $5.9 million in 2005, a decrease of $0.3 million from $6.2 million in 2004. The decrease in cash generated from 2004 to 2005 was primarily attributable to higher net income ($1.9 million) and higher accrued expenses ($9.3 million), which were more than offset by higher accounts receivable balances ($10.7 million), and higher prepaid expenses and other assets ($2.3 million). The increases in net income, liabilities, and receivable balances resulted from increased revenues. Prepaid expenses and other assets increased $2.3 million in 2005 as a result of the timing of corporate tax payments. Accounts payable and deferred revenue increased $0.9 million and $0.4 million, respectively as a result of increased revenues and business activity.

Cash used by investing activities totaled $5.5 million for the fiscal year 2005, primarily due to the acquisition of Gildner and Associates, Inc. ($3.2 million) and purchases of property and equipment ($2.2 million). During 2004, cash used by investing activities totaled $1.7 million, primarily due to purchases of equipment and the issuance of a letter of credit ($0.4 million) required to support TPI’s expansion in Europe.

Cash provided by financing activities aggregated $0.7 million in 2005, which consisted of $3.0 million in borrowings offset by principal payments of $2.3 million. In 2004, net cash used in financing activities aggregated $3.0 million and primarily related to the recapitalization of TPI by MCP-TPI Holdings, LLC, and the change in tax filing status previously discussed. Details of the recapitalization are included in Note 1 to TPI’s consolidated financial statements.

Capital Resources

Prior to the closing of the acquisition by ISG, TPI maintained an $11 million senior secured revolving credit facility. TPI had drawn $5.4 million on the facility as of September 30, 2007. In conjunction with the purchase of a controlling interest of TPI by MCP-TPI and the subsequent recapitalization of TPI in 2004, TPI had also drawn $28.7 million under the terms of two senior term loans and one subordinated note.

TPI’s credit facilities carried floating interest rates based on LIBOR, and were not subject to prepayment penalties. The credit facilities were collateralized by substantially all of TPI’s assets, including equipment and trade accounts receivable. TPI’s senior secured credit facilities contained covenants customary in agreements of this type, including limitations on incurring additional debt. As of the closing date of the acquisition, there were no uncured events of default under the covenants of TPI’s senior credit facility. On August 16, 2007, TPI and its lenders agreed to amend TPI’s senior credit agreement to eliminate a violation as of June 30, 2007. The violation resulted primarily from the timing of the recognition of certain operating expenses incurred in different quarters of 2006 and 2007 as well as approximately $1.7 million of severance expenses and costs related to the ISG transaction (which were not contemplated when the original credit agreement was executed). See footnote 8 to TPI’s consolidated financial statements.

The following table summarizes TPI’s contractual obligations as of December 31, 2006 and the timing and effect that such obligations are expected to have on TPI’s liquidity and capital requirements in future periods.

Payments Due by Period

Contractual Obligations	Total		Less Than 1 Year		1-3 Years	3-5 Years	More Than 5 Years
Debt obligations, principal and interest	$43,522,623	(1)	$8,008,193	(1)	$22,667,723	$12,846,707	$—
Operating lease obligations	742,833		567,337		175,496	—	—
Total	$44,265,456		$8,575,530		$22,843,219	$12,846,707	—

(1)           As of December 31, 2006 and 2005, we held a non-interest bearing note payable of $750,000 to an executive officer who separated from TPI in 2002 (Note 8). The consideration for the $750,000 is contingent upon the fulfillment of the terms of the severance agreements by the executive and the occurrence of a change in control of TPI.

(2)           Excluded from the above table is interest associated with borrowings under the revolving line of credit because both the amount borrowed and applicable interest rate are variable.

(3)           Excluded from the above table is a $225,000 liability (or reserve) for uncertain tax positions TPI has taken or is expected to take on its tax returns. The reserve was created as a result of TPI’s adoption of FIN 48 on January 1, 2007.

Future Needs

On November 16, 2007, ISG consummated its acquisition of TPI. The acquisition by ISG is expected to substantially change TPI’s financial position. Upon completion of the acquisition, TPI’s current credit facilities as well as the $750,000 note discussed above were paid off and cancelled by MCP-TPI.

TPI management believes that cash flows generated from operations, existing cash and cash equivalents and borrowing capacity contemplated in connection with the acquisition of TPI by ISG are sufficient to finance the requirements of TPI’s business during future periods.

Off-Balance Sheet Arrangements

TPI does not have any off-balance sheet financing arrangements or liabilities, guarantee contracts, retained or contingent interests in transferred assets or any obligation arising out of a material variable interest in an unconsolidated entity.

Employee Retirement Plans

TPI maintains a qualified defined contribution profit-sharing plan (the “Plan”) for U.S.-based employees. Contributions to the Plan are made by TPI up to a maximum per eligible employee of 12.75% of total cash compensation or $25,500, whichever is less. Employees are generally eligible to participate in the Plan after six months of service, and are 100% vested upon entering the Plan. For the years ended December 31, 2006, 2005 and 2004, TPI contributed $6,352,589, $5,168,406 and $3,402,282, respectively, to the Plan. These amounts are invested by the participants in a variety of investment options under an arrangement with a third party asset manager. All current and future financial risks associated with the gains and losses on investments are borne by participants.

Seasonality and Quarterly Results

The negotiation of sourcing transactions, and as a result TPI’s revenue and earnings are subject to seasonal fluctuations. As a result of year-end holidays and client budget and spending patterns, TPI’s revenues have historically been weighted toward the second half of each year. TPI’s earnings track this revenue seasonality and are also impacted by the timing of the adoption of annual price increases and certain costs and, as a result, have historically been significantly higher in the second half of each year. Due to the seasonality of TPI’s business, results for any quarter are not necessarily indicative of the results that may be achieved for a full fiscal year.

Critical Accounting Policies and Estimates

The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires the appropriate application of certain accounting policies, many of which require management to make estimates and assumptions about future events and their impact on amounts reported in TPI’s consolidated financial statements and related notes. Since future events and their impact cannot be determined with certainty, the actual results may differ from estimates. Such differences may be material to the consolidated financial statements.

TPI believes the application of accounting policies, and the estimates inherently required therein, are reasonable. These accounting policies and estimates are periodically reevaluated, and adjustments are made when facts and circumstances dictate a change. Historically, TPI has found the application of accounting policies to be appropriate, and actual results have not differed materially from those determined using necessary estimates.

TPI’s accounting policies are more fully described in Note 2 “Summary of Significant Accounting Policies” in the “Notes to the Consolidated Financial Statements.” TPI has identified the following critical accounting policies:

Revenue Recognition

TPI principally derives revenues from fees for services generated on a project-by-project basis. Prior to the commencement of a project, TPI reaches agreement with the client on rates for services based upon the scope of the project, staffing requirements and the level of client involvement. It is TPI’s policy to obtain written agreements from new clients prior to performing services. In these agreements, the clients acknowledge that they will pay based upon the amount of time spent on the project and at the agreed upon fee structure. Revenues for services rendered are recognized on a time and materials basis or on a fixed-fee or capped-fee basis in accordance with Staff Accounting Bulletin (“SAB”) No. 104, Revenue Recognition.

TPI’s accounts receivable includes revenue for services performed that have been invoiced but not collected as well as unbilled revenues. Deferred revenue includes billings in excess of revenues recognized, typically in cases where contracts permit TPI to invoice customers in advance of performing services.

Revenues for time and materials contracts are recognized based on the number of hours worked by TPI’s consultants at an agreed upon rate per hour and are recognized in the period in which services are performed. Revenues for time and materials contracts are billed monthly, semimonthly or in accordance with the specific contractual terms of each project.

Revenues related to fixed-fee or capped-fee contracts are recognized on the proportional performance method of accounting based on the ratio of labor hours incurred to estimated total labor hours, which TPI considers to be the best available indication of the pattern and timing in which contract obligations are fulfilled. This percentage is multiplied by the contracted dollar amount of the project to determine the amount of revenue to recognize in an accounting period. The contracted amount used in this calculation excludes the amount the client pays for reimbursable expenses. There are situations where the number of hours to complete projects may exceed TPI’s original estimate as a result of an increase in project scope or unforeseen events that arise. On an on-going basis, TPI’s project team, along with risk management and accounting personnel review hours incurred and estimated total labor hours to complete. The results of any revisions in these estimates are reflected in the period in which they become known. TPI believes it has a demonstrated history of successfully estimating the total labor hours to complete a project.

If TPI does not accurately estimate the scope of the work to be performed, or does not manage the projects properly within the planned periods of time or does not meet the clients’ expectations under the contracts, then future consulting margins may be negatively affected or losses on existing contracts may need to be recognized. Any such resulting reductions in margins or contract losses could be material to TPI’s results of operations.

The agreements entered into in connection with a project, whether on a time and materials basis or fixed-fee or capped-fee basis, typically allow TPI’s clients to terminate early due to breach or for convenience with 30 days’ notice. In the event of termination, the client is contractually required to pay for all time, materials and expenses incurred by TPI through the effective date of the termination. In addition, from time to time TPI enters into agreements with clients that limit TPI’s right to enter into business relationships with specific competitors of that client for a specific time period. These provisions typically prohibit TPI from performing a defined range of services that it might otherwise be willing to perform for potential clients. These provisions are generally limited to six to twelve months and usually apply only to specific employees or the specific project team.

Reimbursable Expenditures

TPI accounts for reimbursable expenditures in accordance with EITF 01-14 Income Statement Characterization of Reimbursements Received for “Out-of-Pocket” Expenses Incurred. Amounts billed to clients for reimbursable expenditures are included in revenues and the associated costs incurred by TPI are included in direct costs and expenses for advisors in the period in which the expense is incurred.

Allowance for Doubtful Accounts and Unbilled Services

TPI maintains an allowance for doubtful accounts for estimated losses resulting from the inability of clients to pay fees or for disputes that affect TPI’s ability to fully collect billed accounts receivable. The allowance for these risks is prepared by reviewing the status of all accounts and recording reserves on a specific identification method based on previous experiences in these cases and historical bad debt expense. However, TPI’s actual experience may vary significantly from these estimates. If the financial condition of TPI’s clients were to deteriorate, resulting in their inability or unwillingness to pay their invoices, TPI may need to record additional allowances or write-offs in future periods.

The provision for doubtful accounts and unbilled services is recorded as a reduction to revenues to the extent the provision relates to fee adjustments and other discretionary pricing adjustments. To the extent the provision relates to a client’s inability or unwillingness to make required payments, the provision is recorded as bad debt expense which is classified within selling, general and administrative expense.

Direct Costs and Expenses for Advisors

Direct costs and expenses for advisors include payroll expenses and advisory fees directly associated with the generation of revenues and other program expenses. Direct costs and expenses for advisors are expensed as incurred.

Direct costs and expenses for advisors also include expense accruals for discontinuous scheduled bonus payments. These bonuses represent a significant percentage of each advisor’s total compensation and are adjusted throughout the year based on actual and projected individual and company performance.

Income Taxes

TPI accounts for income taxes in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 109, Accounting for Income Taxes. Under this method, deferred tax assets and liabilities are determined based upon differences between the financial statement and tax basis of assets and liabilities using enacted income tax rates in effect for the year in which the differences are expected to reverse. TPI records a valuation allowance to reduce deferred tax assets if it is more likely than not that some or all of the deferred tax assets will not be realized.

In addition, TPI adopted FIN 48, Accounting for Uncertainty in Income Taxes, on January 1, 2007. This interpretation requires TPI to recognize, present and disclose in its financial statements a reserve for all uncertain tax positions TPI has taken or is expected to take on its tax returns. Under FIN 48, TPI’s financial statements will reflect expected future tax consequences of such positions assuming the taxing authorities’ full knowledge of the position and all relevant facts.

Foreign Currency Translation

During 2005, TPI made a prospective change to its accounting policy for foreign currency translation in accordance with SFAS No. 52, Foreign Currency Translation. Prior to January 1, 2005, TPI’s foreign subsidiaries operated as an extension of TPI’s United States’ operations. As of January 1, 2005, TPI determined that changes in the underlying economic facts and circumstances indicated that the functional currency of those operations had changed, as the foreign subsidiary operations began operating as self contained subsidiaries that are integrated within their respective countries. As such, beginning on January 1, 2005, the assets and liabilities of TPI’s foreign subsidiaries have been translated into U.S. dollars using the exchange rates in effect at the balance sheet date as the functional currency is the local currency. Results of operations have been translated using the average exchange rates during the year. Resulting translation adjustments have been recorded as a component of other comprehensive income (loss) in the statement of stockholders’ equity (deficit). Foreign currency transaction gains and losses are included in the consolidated statements of income as they occur.

Prior to 2005, the functional currency for TPI’s non-U.S. based subsidiaries was the U.S. dollar. Amounts of on-hand cash, receivables and payables balances at period end not denominated in U.S. dollars were translated into U.S. dollars at the exchange rates in effect at the balance sheet date. Gains and losses on foreign currency translation and transactions prior to January 1, 2005, were reported directly in the consolidated statements of income.

Goodwill and Intangible Assets

TPI’s goodwill and other intangible assets were generated from acquisitions completed since 2005. Other intangible assets include client relationships, covenant not-to compete, trademark and trade names, contract backlog and databases. TPI reviews the carrying value of goodwill and other long-lived assets annually to determine whether impairment has occurred from the date of relevant acquisition. In making these impairment assessments, TPI must make subjective judgments regarding estimated future cash flows and other factors to determine the fair value of the reporting units of the business that are associated with these assets. It is possible that these judgments may change over time as market conditions or TPI’s strategies change, and these changes may cause the recording of impairment charges to adjust goodwill and other intangible assets to their estimated implied fair value or net realizable value.

TPI has elected to make December 31 the annual impairment assessment date and will perform additional impairment tests if a change in circumstances occurs that would more likely than not reduce the fair value of the long-lived assets below their carrying amount.

Stock-Based Compensation

TPI has stock-based employee compensation plans, which are more fully described in Note 10 to the consolidated financial statements. Prior to January 1, 2006, TPI applied the recognition and measurement principles of Accounting Principles Bulletin (APB) Opinion No. 25, Accounting for Stock Issued to Employees, (“APB 25”) and related interpretations to awards granted under those plans. Under APB 25, no compensation expense was reflected in net income for TPI’s stock options or management share unit grants (collectively the “awards”), as all awards granted under those plans had an exercise price equal to the market value of the underlying shares on the date of grant. The pro forma effects on income for awards were instead disclosed in a footnote to the financial statements in accordance with by SFAS No. 148 Accounting for Stock-Based Compensation—an Amendment to SFAS 123 (“SFAS 148”).

Effective January 1, 2006, TPI adopted the fair value recognition provisions of FASB Statement of Financial Accounting Standard No. 123(R), Share-Based Payment, (SFAS 123-R), using the prospective transition method. Under this transition method, only new awards (or awards modified, repurchased, or cancelled after the effective date) are accounted for under the provisions of FAS 123(R).

As discussed in Note 10 to TPI’s consolidated financial statements, the awards granted under TPI’s stock-based employee compensation plans are only fully vested and exercisable upon a liquidity event. Therefore, these awards do not have a measurement date and are contingent grants. As a result, there was no impact to TPI’s consolidated financial statements related to the adoption of SFAS 123(R).

The foregoing stock-based compensation plans were terminated upon ISG’s acquisition of TPI.

Recent Accounting Pronouncements

In June 2006, the FASB issued Interpretation No. 48 (“FIN 48”), Accounting for Uncertainty in Income Taxes, which prescribes a comprehensive model for how a company should recognize, measure, present and disclose in its financial statements uncertain tax positions that we have taken or expects to take on a tax return. Under FIN 48, the financial statements will reflect expected future tax consequences of such positions presuming the taxing authorities’ full knowledge of the position and all relevant facts, but without considering time values. FIN 48 is likely to cause greater volatility in income statements as more items are recognized discretely within income tax expense. Application of FIN 48 is required in financial statements effective for periods beginning after December 15, 2006. FIN 48 revises disclosure requirements and will require an annual tabular roll-forward of unrecognized tax benefits. TPI adopted FIN 48 as of January 1, 2007, as disclosed in Note 2 to its consolidated financial statements.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements. This statement establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007. The provisions of SFAS 157 should be applied prospectively as of the beginning of the fiscal year in which SFAS 157 is initially applied, except in limited circumstances. We expect to adopt SFAS 157 beginning January 1, 2008, and are currently evaluating the impact that this pronouncement may have on the consolidated financial statements.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities—including an amendment of FASB Statement No. 115”. This statement permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value and establishes presentation and disclosure requirements designed to facilitate comparisons between entities that choose different measurement attributes for similar types of assets and liabilities. SFAS 159 is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. Early adoption is permitted as of the beginning of a fiscal year that begins on or before November 15, 2007, provided the entity also elects to apply the provisions of SFAS No. 157. We expect to adopt SFAS 159 beginning January 1, 2008, and are currently evaluating the impact that this pronouncement may have on the consolidated financial statements.

Quantitative and Qualitative Disclosures about Market Risk

TPI is exposed to financial market risks, primarily related to changes in interest rates. TPI manages these risks by employing a variety of debt instruments. TPI does not use derivatives to alter the interest characteristics of its financial instruments. TPI does not believe a change in interest rates will materially affect its financial position or results of financial operations. A one percent change in interest rates would result in an annual change in the results of operations of $0.95 million pre-tax and $0.6 million post-tax.

TPI operates in a number of international areas which exposes TPI to foreign currency exchange rate risk. TPI does not currently hold or issue forward exchange contracts or other derivative instruments for hedging or speculative purposes. TPI recorded foreign exchange transaction losses of $0.1 million and $0.4 million during 2006 and 2005, respectively. During 2004 TPI recorded foreign exchange transaction gains of $0.3 million. In addition, the percentage of revenues generated in future periods from operations outside the U.S. is expected to grow significantly, and as such, the impact of currency translation on TPI’s reported results may increase. The percentage of total revenues generated outside the U.S. increased from 22% in 2004 to 35% during 2006. TPI has not invested in foreign operations in highly inflationary economies; however, it may do so in future periods.

Concentrations of credit risk consist primarily of cash and cash equivalents and accounts receivable. All cash and cash equivalents are on deposit in fully liquid form in high quality commercial banks. Trade receivables potentially subject TPI to credit risk. TPI extends credit to its clients based on an evaluation of each client’s financial condition and generally does not require collateral. Various business units of TPI’s largest client accounted for greater than 10% of revenues and accounts receivable in the years 2006, 2005 and 2004. The loss of, or significant decrease in, the business from this client could adversely effect TPI’s financial condition and results of operations. On December 1, 2006, this client divested certain significant portions of its business which is expected to decrease the client’s concentration of TPI’s revenues during 2007 and in the future. No other client accounted for more than 10% of TPI’s revenue in 2006, 2005, or 2004. TPI maintains provisions for doubtful receivables. These provisions aggregated $0.5 million as of the end of 2006.